Exhibit 99.2
Fiscal 2005 Fourth Quarter
and Year-End Earnings
Conference Call Transcript

Craftmade International, Inc.
September 13, 2005

The following is a verbatim transcript of the Craftmade International Fiscal 2005 Fourth Quarter and Year-end Earnings Conference call recorded on September 13, 2005.
Operator: Excuse me everyone, thank you for holding. Welcome to today’s Craftmade International fiscal 2005 fourth quarter and year end earnings results conference call. Your host for today’s call is Jimmy Ridings, Chief Executive Officer of Craftmade. Mr. Ridings, please begin your call.
Jimmy Ridings: I want to thank everybody for joining us this morning and at this time I’m going to turn the call over to Brad to give you the results.
Brad: Good morning everyone. During this call certain statements may constitute forward-looking statements within the meeting of the private securities litigation reform act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s 10-K filings with the Securities and Exchange Commission.
For the fourth quarter of fiscal 2005, Craftmade International’s net income decreased $67,000, or 3.1%, to $2,064,000 compared to a net income of $2,131,000 for the same year-ago period, which translates to a net income per share decrease to $0.40 for the 2005 fourth quarter compared to $0.41 cents per share for the corresponding period a year-ago. Net income for the fiscal year decreased $1, 219,000, or 15.9%, to $6,427,000 compared to $7,646,000 the last fiscal year.
Net income per share decreased to $1.26 from $1.42 in the prior year on weighted shares outstanding of 5,115,000 versus 5,383,000 for the last year. Net sales for the quarter ending June 30, 2005 increased $211,000 to $32,323,000 from $32,112,000 in last year’s fourth quarter. Fiscal year ended June 30, 2005 net sales decreased $4,482,000, or 3.7%, to $160,756,000 compared to $121,238 for the same period last year. Those net sales were split out by segment in this way: net sales from the Craftmade segment increased $2,137,000, or 4%, to $55,663,000 for that fiscal year ended June 30, 2005 versus $53,526,000 for the same year-ago period last year.

That increase was largely the result of Teiber, our acquisition that was made in March ‘05, countered by a slight decrease in the overall Craftmade sales.
Net sales of the TSI segment declined $6,619,000, or 9.8%, to $61,093,000 for the fiscal year ended June 30, 2005 compared to $67,712,000 in the same period last year. Gross profit of the company is a percentage of sales increased at 30.4% for fiscal 2005 compared to 29.6% of fiscal ‘04. In total SG&A expenses of the company increased $1,923,000 to $20,503,000, or 17%, of net sales for fiscal 2005, up from $18,580,000, or 15.3%, of net sales for the prior year.
Jimmy: Okay, we are pleased with the numbers. I’m not pleased with the amount of expenses that we had, but the Teiber position, as you can see, is been extremely good for us. If you look at our gross profit for the last quarter, it was up basically $700,000 and that is due to a mix more to the showroom versus the home center division. The only thing that affected us back with our SG&A expenses were up significantly because of the 404 compliance issue. Just to give everyone an update, our total cost for the year, and accounting legal and consulting, to get both the FIN-46 and the 404 compliance came out to $3.7 million. We anticipate that that will be reduced substantially this year giving us a much better number going forward. That’s one reason we were thinking with the Tieber and with the reduced SG&A because of our accounting legal and consulting should be reduced that’s one reason they are looking forward to saying we are going to increase earnings 30 – 35% this year, and then going forward after that we will be back on our normal increases that we had previous to this year, we feel, from 15 – 20%. We also are starting to roll out a test of the window treatments. We are putting that in 53 stores and the reason for the delay on that is due to being able to get the production up to the level that we felt comfortable and we will do the test and then at that point we will go forward. Like I say, the Teiber segment is doing extremely well. At market that we had in June, we’ve picked up a lot of new business, and we’re starting to see the results of that as we go forward. At this time, I am going to turn it over to questions and thank you for joining us.
Operator: Thank you we will now begin the questions and answer session. To place yourself into the questioning Q, please press *1 on your touch-tone phone. If you are using a speaker phone, please pick up the handset and then press *1. To withdrawal yourself, press *2. We will pause momentarily to assemble our roster.
Your first question comes from David Smith with Aperion Group.

David Smith: Thanks very much. Great quarter guys!
Jimmy: Thanks a lot.
David: Can you explain a little bit the differentials in taxes for the quarter and give us a little bit of guidance on what we ought to be using for tax rate going forward for the current year.
Michael: I think the differential in taxes is open from the fact that we took advantage of American Jobs Creation Act. There was a tax benefit in that Act which allowed us to repatriate foreign earnings in 2005, and we think we’ll be able to get some of the benefit in 2006 and a lower tax rate. Of the earnings that we repatriate we get an 85% tax dividend, a one-time tax dividend that we haven’t gotten in prior years, and we also think we’ll get in 2006.
David: When you say one time tax dividends, is that one time per year?
Brad: You can only elect a dividend once, but since our fiscal year is on June 30th it will actually, we will actually get some of it in 2005 and some in 2006.
David: Is Sarbanes Oxley going to be a larger number in the first quarter than in subsequent quarters or is that going to be substantially lowered in each of the 2006 quarters? How is that going to affect you this year?
Brad: It is going to be larger than normal this first quarter of fiscal ‘06, because we are still turning in a lot of the expenses that are related to ‘05 and then in the subsequent quarters we think we will be able to get those down to reasonable levels. There are several things—we tried to bring some of the services we were utilizing through consulting to an in house position. Now that we have been through the process once, we think we will be able to streamline the our controls and figure out which ones are more key than others and maybe reduce the overall documentation required to make sure that we can still prove our controls are where they need to be during the audit.

David: One more and then I will turn it over to somebody else. Anything new on the Lowes test? I assuming that got started in August, and you probably don’t know much better. Is there anything even anecdotal that you can share with us at this point?
Brad: Not at this point, other than what we’ve heard before. We still think the market is good for these. We are waiting to see whether or not they are, that these products we are doing would be considered ancillary to other window treatment purchases or if they are a destination -type sale, which will impact the way we merchandise them in the future. But for now, the test that we’ve got is mostly to assess the volume and really sort of do a live focus group type research on the roll out.
David: Got cha, thank you.
Operator: Thank you, our next questions comes from Joel Harvard of BB&T Capital Markets.
Joel: Thank you ma’am and good morning everybody. Let’s see here. Let’s start with the showroom division. Jimmy thinking back over the last couple of quarters, it seemed like y’all were transitioning, I want to say it was a builder grade or sort of entry, level fan and light kit program. Could you update us on that, number one?
Brad: Hi Joel, this is Brad. We are still working on that. We don’t have any of our capital on the ground over there in China doing that yet. What we’ve been working with is a combination of factories that are new to us, and we are partnering up with our existing factory to try and make sure that everything is built to our specs and/or we are still looking at the start up cost of possibly getting an expansion of our Taiwanese factory over there, so we are still really looking at all the options, but we do have some production going in a few different ways. We did have some contacts with ceiling fan companies through our TSI division, and our fan factory knows a lot of the factories over in China. We do have some things in development, and we will get those in here hopefully—maybe by the end of this quarter and start shipping them in the next quarter, I hope. That is still happening; we’re just trying to proceed with caution because with the Chinese exchange rate floating now, we don’t want to abandon our Taiwanese factory. One of the good things that came out of this is we found out that in having their QC people look at taking care of the QC for us at other factories, there was a substantial difference in quality. One of the reasons we are taking so long is that we didn’t find a factory that built fans as well as what we thought our factory did, so specs are still being working out in production.
Joel: I assume there has been some opportunity costs of the business here lost trying to pull out the Teiber numbers (and I want to come back and talk about Teiber separately), do you think of prior to this new builder grade really come on full production, you’re still positive in failed comps at Craftmade over the Q1-Q2 time frame, even without the new program, I mean?
Brad: I think so. I don’t know exactly when our new product that we introduced in June is really going to take off.
Joel: Which was that?
Brad: Well those were just the standard new product offering that we would have in our June Market. Those will come in, but a lot of the volume that we are passing on is on that builder fan, so I would suspect that we would have similar results in Q1 that we had in Q4 on Craftmade, but going forward after that, I would think we would have some other information on the builder fan plus our new products would be, starting to be, I guess they would be building up customer support.
Joel: Okay, good answer, let me switch gears a little bit here on the Teiber side. Again, it looks like you are contributing most of the, call it 1.8 million increase in the quarter to Teiber. Let’s assume that that means there are 100 or so that we would net out for Craftmade, does 1.5 - 1.6 million in the June quarter live up to the expectations y’all had for Teiber? I know there were about 8 million annualized, could you talk about the seasonality of the Teiber business here?
Jimmy: They pretty much matched what we expected; maybe it’s even in some ways. One thing that we are finding is that a lot of the product that we placed at Market in June was the door chimes and bathroom ventilation versus, I’d say we did place light bulbs also. That was the area that they were, the they had the least amount of time and it’s also those two items, or categories, that are a much higher margin than the light bulbs, so what we’re going to see going forward with Teiber is that it is going to be more uniform and percentage of their sales with the door chimes and bathroom ventilation, which will in turn give us higher margins through that division. We have placed a lot of new product, and we had 25% higher margins in that area versus the light bulbs. The more of that product that we can put out the higher we are going to drive our margins and we’re going to drive revenues. We were caught off guard a little bit at our June Market because the reception was so great and we were building displays to get to the customers. It took us about two months to get all the displays out to all the new customers that we had picked up.
Joel: Okay, so the bath and chime products are newer, they are really starting to ramp higher margin products, but again still a smaller portion of the mix. And Jimmy on the seasonality side, on the core light bulb business, I seem to recall that that is still the majority of Teiber’s sales volume. Is there historically a better time of year for light bulbs? I’d assume maybe longer days in the spring and summer means we are not burning as much electricity?
Jimmy: No, light bulbs are pretty much light bulbs. They sell year round, and I’d say one other thing that we did do at this market goal was that we introduced a, we had a lot of our larger customers that came, and we had introduced to them a private label of light bulbs. We are actually, we had picked up several new accounts on the fact that we are taking and building light bulbs and putting it in their box. I think we picked up one account out in Arizona that do like $200,000 year just in light bulbs.
Joel: Okay, Jimmy on the last quarter I think it was, y’all spoke about Teiber being in something like 300 or so of your 1,600 showroom accounts. Any further penetration with your existing, now you just referenced a new account, but, could you update us on your penetration of your existing 1,600 core showrooms?
Jimmy: Yes Joel, it’s like Ed has always been the marketing person as far as Teiber. He was telling me the other day that he had been looking at the orders that we put into the system, and it was $40,000 worth of orders and he said didn’t know half the customers, so those would all be new to the Teiber group. We have a lot of reps that they are just now getting the showrooms to switch over because they had to reduce their inventory on what they were currently using and switching over to us with Teiber.
Joel: Did I have that number right for Q3, that was some 300ish of your stores and now it’s, can you give me a range of how much additional penetration you’ve made?
Jimmy: Okay I’m guessing that we have picked up a minimum of 150 to 200 accounts.

Joel: Okay, so progress continues again you think nearly all of those maybe every one of those 1,600.
Jimmy: Right, we’re just, like I said, each month we just pick up more and more accounts.
Joel: There you go; alright that’s what I was hoping to hear. Finally on the math side, for TSI seems like it always takes care of itself. Design trends I think we understand what’s going on there. Windows you addressed, slower production ramp. Can I interpret y’alls comments to mean that you are comfortable now with the vendor’s ability to get you volume, flow, on a time line that you are comfortable with and that’s where the tests are to expand?
Brad: We found alternate vendors, and we are working to get the quality the same on all the vendors. We want to make sure we can interchange the mold between these factories and have them produce exactly the same and that’s really what John and his team have been waiting on, is once they can get the production capacity ready then we’ll really analysis the results of these tests and figure out which models need to be pushed to multiple factories and we expect to be ramped up, assuming we can teach the other sources that we’ve found how to make it to our quality standards by hopefully late next spring.
Jimmy: The big thing about that Joel is that you have to have a number of molds. I mean you can’t just mass produce these things. Each mold can do one at a time, or whatever, and so what you can sell is determined by how many molds you have.
Joel: And those cost thousands of bucks, would be my guess.
Brad: Yeah and that’s also the reason for going a little bit more slowly on the test is as you might imagine, we will have these same issues each time we change models out, so we’re trying to find some core designs that we won’t have to worry about if we update the design going through the same process. We want to be able to build those molds quickly to get up in production with the new stuff when we change them out going forward.
Joel: Always more complex than people might not appreciate. If I could get just one more question in. Any noticeable shift if shipping/logistics cost issues. We have a little concern,

maybe the New Orleans thing, I know y’all don’t really use that, but, that that might have ripple affects through the broader distribution system? Any noticeable change in cost or availability for you on the container front?
Brad: Not on the inbound side. We bring everything in through the west coast. Where it will impact us, we did have a few accounts that Craftmade had in the area and that of course on the TSI side there are some retail stores that have stores there, but we are still trying to figure out which ones are in the areas that don’t have power and are going to have to rebuild. Nothing on the inbound side yet except for the same things everybody is doing. We are still watching what happens with the gas prices.
Joel: Just one more layer to that question Brad, are y’all subject to any kind of surcharges used on the domestic truck freight delivery?
Brad: Absolutely. We, on the outbound side, we’re seeing fuel sur-charges that are increasing pretty significantly on our freight bills. You see those costs on the financial statement on the uh, back in the margins that gets rolled up in the cost of goods.
Joel: That’s what I was going to ask you if that was cost of goods or an SG&A issue. Thank you.
Brad: Hey, Joel, before you...(operator cut off)
Operator: Thank you our next call comes from Oz Tangen of Southwest Securities. Once again if you would like to ask a questions, press *1 on your touch tone phone.
Oz: Good morning, great quarter.
Jimmy: Thanks Oz.
Oz: A couple of quick questions. Foreign exchange rate – it looks like since March, actually since June the dollar has depreciated versus the Taiwanese dollar. Is that something that is enough change since the last time you made an adjustment to maybe help you guys going forward in ‘06?

Jimmy: We did get a, we have received a price reduction from Tiawan on our fans. China, when they floated theirs, they had a price increase and so that is one reason we are not jumping from one place to another because it could be with the exchange rate in China could go up enough that Tiawan is going to be as cost effective if their exchange rate keeps moving in the right direction. So, uh...It is kind of; basically what happened is we narrowed the gap on the pricing about 5%.
Oz: That’s perfect, so is that going to impact the 1st quarter or part of the 1st quarter?
Jimmy: No, it’s just because by time we get the product in and it flows through the system and it averages out to where we are probably looking at 2nd quarter is when we will start to see some of the benefit.
Oz: Okay, but do you have some successful price increases I guess in place, which should help you in the 1st quarter right?
Jimmy: Well the price increases in China, we haven’t received the product yet so we haven’t priced it yet, so we won’t have any, we’ll just change the pricing when we go out to the customers.
Oz: I think, didn’t you have a price increase in March? Joel set the increase or the decline in the Dollar.
Brad: Yes, you’re talking about our price increase to our customers? Yes we did have that in March.
Oz: And as far as the low end fan is concerned, I think you are doing the right thing to look at how things are going to shape up. In terms of even with the slow demand in that, it is showing reasonable numbers on the Craftmade side, how big, what percentage of your business is the low end? 20% or is it less?
Jimmy: It’s about 30%, and it really depends on what you call the low end.
Brad: Of the ceiling fans.

Jimmy: Yeah, of the ceiling fans because it is like this is going to be our ultra low end and then [inaudible] low end that is a little higher than that, that people want. I guess the bottom price range of our products make up about 30% of our revenues in fans.
Oz: You’ve got to decide whether to get some production from China, so on the ceiling fans you don’t have anything from China at this point?
Jimmy: We have not received them in yet. We have orders placed, and we have product that is coming this way. So at Market we got with the customers and they said when we get them in let them know and they’re ready to go. It’s just going to depend on when they hit is going to determine if we are going to get any benefit this quarter or if it’s going to be next quarter.
Brad: Oz there is a volume issue with the factory. We want to make sure that until we really commit to which direction we want to go we don’t want to change over too many of our customer accounts to the Chinese model when it gets here, and then if something changes have to switch back to the other model, so we are taking a real targeted approach on the marketing end of which customers are really suffer the most on getting our distribution on those low-end models.
Oz: And Brad can you give us a sense as to what kind of pricing difference we are talking about?
Brad: Between the two countries? Or between us?
Oz: Yes between the two countries for somewhat if it is similar, I mean what are you really trying to achieve from a pricing point on the low end? Lower prices by 20-30% or more?
Brad: Well in some cases we are only talking about on our selling price we are only talking about a couple of dollars a fan, which makes a big difference on those volume builders. It is really, it’s hard to give you an overall because I think we could talk about there is a big difference in labor rates over there between the two countries, but they make up part of the difference in other efficiencies and so when it is all said and done on this really extreme low-end model, that we are talking about on the basic finishes a lot of times we are only talking about a few dollars, but builders are demanding a certain maximum at their level, and if they do that volume then we want to get to it.

Oz: Sure. And roughly speaking can you give us any flavor as to what percentage your sales at that level, the low end you are talking about; is it 5%, 10%, less than that?
Jimmy: I would say, Oz, that we probably at lost like 10% of possible business due to not having that lowest-end product.
Oz: Great, and going back to Teiber, I didn’t understand you wrong, you said that overall Craftmade had a slight decrease so Teiber sales would be maybe 1.8 or 1.9 million?
Jimmy: Uhuh.
Oz: And what is your sense as to what Loews maybe doing going forward? By that, I mean they have took three distribution centers from you, from my point of view, I think there is more stability in earnings, and there is more consistency. I think if I were you I would try to get through most of the Lowes business, but it can’t be that easy. What’s your sense of what’s going to happen of the next 12 to 24 months?
Jimmy: I think over the next twelve months you’re not going to see a whole lot a difference, Oz, because we are rolling out right now in Design Trends new product into the stores. So you are looking at by the time they do a line review, and if they want to make a switch and all that kind of deal, you’re probably looking at a year before that happens. We have had no notification that they want to change anything, so everything is going extremely well. Our revenues through Design Trends are not that substantially less than last year, so other than that we are having very good sales, and everything is going fairly well.
Brad: I guess what you are really looking for, Oz, is on the product development side. We’re still heavily focused where you and we want to be. We definitely not turning our attention away from the mass merchants on the execution side, but since we do have for example in Design Trends we do have Pat Dolan that is our partner on that. He is doing the development and probably design, so we are more able to concentrate more on expansion and diversification on our product development into the showroom channel.
Jimmy: And the, any portion of the company that we get 100% of earnings versus it giving it to somebody else.

Oz: That’s right. Alright sounds great. Thank you very much.
Jimmy: Thanks Oz.
Operator: Thank you and at this time there appears to be no more questions. Mr. Ridings I will turn the call back over to you for closing remarks.
Jimmy: Well, I want to thank everybody for joining us this morning. We are looking forward to a great year this year, and we will keep you updated on how we are doing, and hopefully we will be hitting our numbers on a consistent basis like we have done in the past. We won’t have any more surprises as far as 404 Sarbanes Oxley, and we’ll put out some great numbers. Thanks so much.